FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONG FISCAL 2007 SECOND-QUARTER

EPS RESULTS; MARGIN EXPANSION DRIVES HIGHER

FISCAL YEAR 2007 EPS EXPECTATIONS

OMAHA, Neb., Dec. 21, 2006 — ConAgra Foods, Inc. (NYSE: CAG), one of North America’s leading packaged food companies, today reported results for the fiscal 2007 second quarter ended Nov. 26, 2006. Second-quarter fiscal 2007 diluted earnings per share were $0.43, 48% above the $0.29 earned in the year-ago period. Current-quarter diluted earnings per share of $0.43 include $0.03 per share of income from items that impact comparability; excluding these items, second-quarter diluted earnings per share were $0.40, up 38% from the comparable $0.29 in the year-ago period. Items impacting comparability are summarized toward the end of this release.

Gary Rodkin, chief executive officer of ConAgra Foods, commented, “Rapid expansion of our operating margins is helping build a solid foundation for the future. Together with earlier than expected completion of key divestitures, this is providing a significant boost to our fiscal 2007 results.”

He continued, “Our progress puts us on track for a better EPS performance this year than we originally expected, and is providing the fuel that will allow us to make increased marketing and innovation investments. Although we expect productivity gains to be the main driver of solid

—more—

CONAGRA FOODS

earnings performance throughout the remainder of fiscal 2007, our marketing investments will help us deliver future bottom-line improvements through top-line growth in key brands.”

Consumer Foods Segment (56% of YTD sales)

Branded consumer products sold in retail and foodservice channels;

excludes international consumer operations.

For the quarter, sales for the Consumer Foods segment were $1.8 billion, in line with the same period last year. Improved mix, pricing gains and more effective trade spending contributed to the solid sales performance for key brands. A list of major brand sales gains and declines is included in the question-and-answer supplement to this release and is posted on the company’s Web site.

•	Sales for the company’s priority investment brands, which represented 75% of the segment sales, increased 2% overall.

•

Sales for the balance of the segment decreased 6%, primarily from the divestiture of a refrigerated pizza business and declines in low-margin foodservice and private label items, some of which were intentionally phased out.

Segment operating profit was $287 million for the quarter, 17% above the $245 million reported for last year. Current-quarter operating profit of $287 million includes $28 million of restructuring charges; excluding these charges, operating profit was $315 million, up 29% over the $245 million reported for the year-ago period. The operating profit performance reflects cost savings, more effective trade spending and mix improvement, which more than offset increased advertising and promotion investment behind key brands. Profitability for the company’s priority investment brands increased, as did the profits for the lower-priority brands.

—more—

CONAGRA FOODS

Food and Ingredients Segment (30% of YTD sales)

Specialty potato, dehydrated vegetable, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

For the quarter, sales for the Food and Ingredients segment were $886 million, 10% ahead of last year. The increase reflects higher flour prices driven by increased input costs, stronger volumes for potato products, as well as better prices and sales mix across several other product lines.

Segment operating profit was $118 million for the quarter, 28% ahead of the $92 million reported for last year. Current-quarter operating profit of $118 million includes $26 million of gains resulting from a divestiture and an insurance settlement; excluding these gains, operating profit was $92 million, roughly equal to the $92 million reported for the year-ago period. On a comparable basis, operating profit growth for potato products and other operations offset lower milling margins resulting from higher input costs.

Trading and Merchandising Segment (9% of YTD sales)

Trading and merchandising agricultural commodities, fertilizer, and energy worldwide.

For the quarter, sales for the Trading and Merchandising segment were $297 million, 3% ahead of year-ago amounts. Segment operating profit was $39 million, 19% ahead of the $33 million reported for last year. Strong results for energy trading more than offset the operating profit declines for agricultural commodities and wholesale fertilizer operations.

International Foods Segment (5% of YTD sales)

Branded consumer products sold internationally to retail channels.

For the quarter, sales for the International Foods segment were $154 million, 1% below year-ago amounts. Segment operating profit was $18 million for the quarter, ahead of the $15 million reported for last year. Current-quarter operating profit of $18 million includes a gain of $4 million resulting from divesting a non-core asset; excluding this gain, operating profit was $14 million, slightly below the $15 million reported for the year-ago period. On a comparable basis, an operating

—more—

CONAGRA FOODS

profit decline for Mexican operations and an increase in overall marketing investment offset operating profit increases for Canadian operations and other markets.

Other Items

•

Corporate expense was $92 million for the quarter, including $4 million of expense related to restructuring charges and a $7 million benefit resulting from a favorable resolution of franchise tax matters. For the same quarter last year, corporate expense was $103 million, including $19 million of expense related to the accelerated recognition of benefits in connection with the transition of certain executives.

•

Equity method investment earnings were $13 million for the second quarter and included a gain of $4 million related to the sale of the company’s interest in a malt joint venture. For the same quarter last year, equity investments posted a loss of $17 million and included approximately $24 million of impairment charges related to the malt joint venture.

•

Net interest expense for the quarter was $52 million compared with $69 million last year, primarily reflecting significant debt repayment over the last year and greater interest income resulting from divestiture proceeds.

•

Several factors impacting the effective tax rate are summarized toward the end of this document in the list of major items impacting comparability. The company plans for a tax rate of 36% on pretax earnings excluding items that impact comparability.

Capital Items

•	During the quarter, the company completed the following:
➢	The sale of its refrigerated packaged meats businesses,
➢	The sale of its interest in a malt joint venture,
➢	The sale of its note receivable from Swift Foods,
➢	The sale of the Mama Rosa refrigerated pizza business, and
➢	The sale of an oat milling operation.

Combined gross pretax proceeds from the above transactions were approximately $740 million.

—more—

CONAGRA FOODS

•

The company repurchased approximately 5.8 million shares of common stock during the second quarter at a total cost of approximately $150 million. At quarter-end, the company had approximately $500 million of authorized repurchases remaining under its share repurchase program.

•	Dividends paid during the quarter totaled $92 million versus $141 million last year.

•

For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $66 million, compared with $60 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $88 million for the quarter; this compares with a total of $74 million in the year-ago period.

•	During the quarter, the company announced an exchange offer to refinance a portion of its outstanding long-term debt securities:

➢	The company is exchanging approximately $200 million of its 9.75% notes due 2021 and $300 million of its 6.75% notes due 2011 for approximately $500 million of 5.82% notes due 2017 and cash.
➢	Total cash payments (premium) to exchanging note holders will be approximately $90 million and will be amortized over the life of the new debt.

Outlook

Based on excellent progress to date, the company expects fiscal 2007 diluted EPS, excluding items impacting comparability, to be in the range of $1.28 - $1.33. This reflects the benefit from the earlier than expected completion of key divestitures and ongoing progress with cost savings, mix and trade spend effectiveness, as well as the benefit from share repurchases already completed. The company is not planning for its Trading and Merchandising segment to repeat the exceptional performance it had in the third quarter of last year. The company is planning for increased marketing investment in the second half of the year.

—more—

CONAGRA FOODS

Major Items Affecting Second-Quarter Fiscal 2007 EPS Comparability

Included in the $0.43 diluted EPS for the second quarter of fiscal 2007 (EPS amounts rounded and after tax):

•

Expense of $0.04 per diluted share, or $34 million pretax, for restructuring charges related to programs designed to reduce the company’s ongoing operating costs. These primarily include $28 million (COGS of $17 million and SG&A of $11 million) of expense within the Consumer Foods segment and $4 million of expense within corporate.

•

Gain of $0.03 per diluted share, or $21 million pretax, resulting from the sale of an oat milling operation, classified within the results of the Food and Ingredients segment, and the sale of a non-core asset within the International Foods segment.

•

Benefit of $0.02 per diluted share, largely the result of favorable tax outcomes relating to the sale of the company’s interest in a malt joint venture. There is a $4 million pretax gain classified within the results of equity method investment earnings (loss), and other related tax benefits reflected in income taxes.

•	Gain of $0.01 per diluted share, or $8 million pretax, resulting from an insurance settlement related to a fire, classified within the results of the Food and Ingredients segment.
•	Benefit of $0.01 per diluted share, or $7 million pretax, resulting from a favorable resolution of franchise tax matters.
•	Expense of $0.02 per diluted share resulting from net unfavorable tax settlements and changes in estimates.
•	Income of $0.02 per diluted share from discontinued operations.

Included in the $0.29 diluted EPS for the second quarter of fiscal 2006 (EPS amounts rounded and after tax):

•	Expense of $0.05 per diluted share resulting from asset impairment charges associated with the malt joint venture, classified within the results of equity method investment earnings (loss).
•	Expense of $0.02 per diluted share related to the accelerated recognition of benefits in connection with the transition of certain executives, classified within corporate.
•	Income of $0.07 per diluted share from discontinued operations.

—more—

CONAGRA FOODS

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EST today to discuss second-quarter results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-800-819-9193 and 1-913-981-4911, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at www.conagrafoods.com/investors.

A rebroadcast of the conference call will be available after 1 p.m. EST on Dec. 21, 2006. To access the digital replay, a pass code will be required. Domestic participants should dial 1-888-203-1112 and international participants should dial 1-719-457-0820 and enter pass code 4798142. A rebroadcast also will be available on the company’s Web site.

In addition, the company has posted a question-and-answer supplement relating to this release at www.conagrafoods.com/investors. To view recent company news, please visit www.conagrafoods.com/media.

ConAgra Foods, Inc. (NYSE:CAG), is one of North America's leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt's, Marie Callender's, Orville Redenbacher's, PAM, Reddi-wip, and many others.

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility to update these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among

—more—

CONAGRA FOODS

other things, future economic circumstances, industry conditions, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the company’s ability to execute its operating and restructuring plans, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

—more—

CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results
In millions
	SECOND QUARTER

	13 Weeks Ended	13 Weeks Ended
	November 26, 2006	November 27, 2005	Percent Change
SALES
Consumer Foods	$ 1,752.2	$ 1,753.2	(0.1)%
Food and Ingredients	885.7	805.3	10.0%
Trading and Merchandising	297.3	288.6	3.0%
International Foods	153.5	154.9	(0.9)%
Total	3,088.7	3,002.0	2.9%

OPERATING PROFIT
Consumer Foods	$ 286.7	$ 244.6	17.2%
Food and Ingredients	118.0	91.9	28.4%
Trading and Merchandising	38.9	32.7	19.0%
International Foods	18.2	14.9	22.1%
Total operating profit for segments	461.8	384.1	20.2%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
General corporate expense	(91.6)	(103.1)	(11.2)%
Interest expense, net	(52.1)	(68.6)	(24.1)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	$ 318.1	$ 212.4	49.8%

Segment operating profit excludes general corporate expense, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

—more—

CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results
In millions
	SECOND QUARTER

	26 Weeks Ended	26 Weeks Ended
	November 26, 2006	November 27, 2005	Percent Change
SALES
Consumer Foods	$ 3,261.8	$ 3,252.7	0.3%
Food and Ingredients	1,717.2	1,575.8	9.0%
Trading and Merchandising	502.7	548.6	(8.4)%
International Foods	295.6	298.7	(1.0)%
Total	5,777.3	5,675.8	1.8%

OPERATING PROFIT
Consumer Foods	$ 467.3	$ 411.0	13.7%
Food and Ingredients	224.3	188.3	19.1%
Trading and Merchandising	54.5	86.2	(36.8)%
International Foods	31.3	25.2	24.2%
Total operating profit for segments	777.4	710.7	9.4%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
General corporate expense	(181.4)	(176.0)	3.1%
Gain on sale of Pilgrim’s Pride Corporation common stock	-	329.4	(100.0)%
Interest expense, net	(110.1)	(141.0)	(21.9)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	$ 485.9	$ 723.1	(32.8)%

Segment operating profit excludes general corporate expense, gain on sale of Pilgrim’s Pride Corporation common stock, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

—more—

CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings
In millions, except per share amounts	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended
	November 26, 2006	November 27, 2005	Percent Change
Net sales	$ 3,088.7	$ 3,002.0	2.9%
Costs and expenses:
Cost of goods sold	2,278.4	2,270.6	0.3%
Selling, general and administrative expenses	440.1	450.4	(2.3)%
Interest expense, net	52.1	68.6	(24.1)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	318.1	212.4	49.8%
Income tax expense	123.1	79.5	54.8%
Equity method investment earnings (loss)	12.6	(16.7)	NA
Income from continuing operations	207.6	116.2	78.7%

Income from discontinued operations, net of tax	12.0	36.3	(66.9)%

Net income	$ 219.6	$ 152.5	44.0%

Earnings per share – basic

Income from continuing operations	$ 0.41	$ 0.22	86.4%
Income from discontinued operations	0.02	0.07	(71.4)%
Net income	$ 0.43	$ 0.29	48.3%

Weighted average shares outstanding	508.3	518.7	(2.0)%

Earnings per share – diluted

Income from continuing operations	$ 0.41	$ 0.22	86.4%
Income from discontinued operations	0.02	0.07	(71.4)%
Net income	$ 0.43	$ 0.29	48.3%

Weighted average share and share equivalents outstanding	511.3	521.0	(1.9)%

—more—

CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings
In millions, except per share amounts	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended
	November 26, 2006	November 27, 2005	Percent Change
Net sales	$ 5,777.3	$ 5,675.8	1.8%
Costs and expenses:
Cost of goods sold	4,304.0	4,273.7	0.7%
Selling, general and administrative expenses	877.3	867.4	1.1%
Interest expense, net	110.1	141.0	(21.9)%
Gain on sale of Pilgrim’s Pride Corporation common stock	-	329.4	(100.0)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	485.9	723.1	(32.8)%
Income tax expense	184.6	257.1	(28.2)%
Equity method investment earnings (loss)	14.8	(30.6)	NA
Income from continuing operations	316.1	435.4	(27.4)%

Income from discontinued operations, net of tax	70.2	64.4	9.0%

Net income	$ 386.3	$ 499.8	(22.7)%

Earnings per share – basic

Income from continuing operations	$ 0.62	$ 0.84	(26.2)%
Income from discontinued operations	0.14	0.12	16.7%
Net income	$ 0.76	$ 0.96	(20.8)%

Weighted average shares outstanding	509.2	518.4	(1.8)%

Earnings per share – diluted

Income from continuing operations	$ 0.62	$ 0.84	(26.2)%
Income from discontinued operations	0.13	0.12	8.3%
Net income	$ 0.75	$ 0.96	(21.9)%

Weighted average share and share equivalents outstanding	511.8	520.8	(1.7)%

—more—

CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets
In millions
	November 26, 2006	November 27, 2005
ASSETS
Current assets
Cash and cash equivalents	$ 803.5	$ 687.4
Receivables, less allowance for doubtful accounts
of $25.0 and $31.2	1,115.5	1,301.4
Inventories	2,587.7	2,449.4
Prepaid expenses and other current assets	1,213.3	558.9
Current assets held for sale	-	460.2
Total current assets	5,720.0	5,457.3

Property, plant and equipment, net	2,154.7	2,333.9
Goodwill	3,442.4	3,446.1
Brands, trademarks and other intangibles, net	796.5	800.1
Other assets	242.9	428.4
Noncurrent assets held for sale	-	839.1
	$ 12,356.5	$ 13,304.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$ 5.6	$ 10.7
Current installments of long-term debt	20.8	920.4
Accounts payable	992.7	976.8
Advances on sales	149.4	211.4
Accrued payroll	291.7	227.1
Other accrued liabilities	1,488.0	1,296.1
Current liabilities held for sale	-	66.7
Total current liabilities	2,948.2	3,709.2

Senior long-term debt, excluding current installments	3,131.7	3,036.8
Subordinated debt	400.0	400.0
Other noncurrent liabilities	1,132.5	1,127.8
Noncurrent liabilities held for sale	-	5.0
Common stockholders' equity	4,744.1	5,026.1
	$ 12,356.5	$ 13,304.9

# # #